Exhibit 10.14

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective as of December 31, 2017 (the “Effective Date”) by and between PRAXIS PRECISION MEDICINES, INC., a Delaware corporation having a place of business at 101 Main Street, Cambridge, MA 02142 (“Licensee”), and PURDUE NEUROSCIENCE COMPANY, a Delaware general partnership having a place of business at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901-3431 (“Licensor”).

RECITALS

WHEREAS, Licensor is the owner of and has rights to Know-How concerning a GABA-A Positive Allosteric Modulator designated as V134444;

WHEREAS, Licensee is a biopharmaceutical company engaged, among other things, in the research and development of pharmaceutical products;

WHEREAS, Licensee desires to obtain certain rights to research, develop and commercialize pharmaceutical products through the use of Licensor’s Know-How, and Licensor desires to grant Licensee such rights, all as set forth below; and

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below. The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

1.1 “Additional Agreements” has the meaning set forth in 6.2(c).

1.2 “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions, provided that, for clarity, upon purchase or acquisition all such shares of preferred stock shall be “Additional Securities” for purposes of the Agreement, or (iii) anti-dilution provisions that have not been triggered and (iv) anti-dilution provisions that would not be triggered by the issuance of equity securities to Licensor pursuant to or in connection with the provisions of this Agreement.

1.3 “Affiliate” means with respect to a Party, any person, firm, trust, partnership, corporation, company or other entity or combination thereof that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with such Party. In this definition, “control” and “controlled” means ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof. Notwithstanding the foregoing, for purposes of Sections 1.60, 1.77, 3.2(a), 3.2(b), 8.1, 9.4(b), 9.5(c) and 11.8, Affiliates of Licensee shall exclude any person, firm, trust, partnership, corporation, company or other entity or combination thereof controlled by Clarus Lifesciences III, L.P. or other fund under common control with Clarus Lifesciences III, L.P. (collectively, “Clarus Affiliate Persons”) other than Licensee and its subsidiaries and Clarus Affiliate Persons that have been granted rights by Licensee or its Affiliates with respect to Licensed Products.

1.4 “Agreement” has the meaning set forth in the preamble.

1.5 “Anti-Dilution Shares” has the meaning set forth in Section 3.3(b).

1.6 “Bankruptcy Code” has the meaning set forth in Section 9.4(b).

1.7 “Board” means the Board of Directors of Licensee.

1.8 “Business Day” means any day other than a day on which the commercial banks in New York City are authorized or required to be closed.

1.9 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.10 “Calendar Year” means (a) for the first year of the Term, the period beginning on the Effective Date and ending on December 31, 2017, (b) for each year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.11 “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing at least a majority of the voting power (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which at least a majority of the voting power of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting power of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, licenses and/or leases all or substantially all of its assets to a Third Party. Notwithstanding anything to the contrary in this paragraph, a Change of Control shall not include any transaction or series of transactions: (i) involving solely a Party and its Affiliates, (ii) in which the stockholders of a Party immediately prior to such transaction hold at least fifty (50%) of the voting power of the surviving company or ultimate parent company of the surviving company, (iii) in which voting securities of a Party are acquired by any employee benefit plan (or related trust) sponsored or maintained by such Party or its Affiliates; or (iv) for bona fide capital raising purposes (including a public offering) or tax purposes (including the change of place of incorporation or domicile of a Party).

1.12 “Combination Product” means any single product in finished form containing both a Licensed Product and one or more other active ingredients or functional devices.

1.13 “Commercially Reasonable Efforts” means using such effort and employing such resources that are substantially similar to the effort and resources that a biopharmaceutical company similarly situated to Licensee would devote to a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into consideration all relevant factors, including the nature of the product, the clinical setting in which it is expected to be used, stage of development, mechanism of action, efficacy and safety relative to competitive products in or expected to be introduced into the marketplace, difficulties associated with technology transfer, process development, scale-up or manufacturing, safety issues, legal difficulties and intellectual property ownership, actual or anticipated regulatory authority approved labeling, the nature and extent of market exclusivity (including patent coverage and Regulatory Exclusivity), cost and likelihood of obtaining regulatory approval, but excluding from such consideration all payments due to Purdue under this Agreement. Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

1.14 “Common Stock” means shares of the Licensee’s common stock, par value $0.001 per share.

1.15 “Compounds” means V134444 and any metabolites, salts, esters, hydrates, solvates, isomers, enantiomers, crystalline forms, co-crystalline forms, amorphous forms, free acid forms, free base forms, pro-drug (including any ester pro-drug) forms, racemates, polymorphs, chelates, stereoisomers, or tautomers of V134444, and all optically active forms thereof, provided however that all of the foregoing excludes ganaxolone and any salts, hydrates, solvates, isomers, enantiomers, crystalline forms, co-crystalline forms, amorphous forms, free acid forms, free base forms, racemates, polymorphs, chelates, stereoisomers, and tautomers of ganaxolone.

1.16 “Confidential Information” means any scientific, technical, trade or business information that is (a) given by one Party to the other and treated by the disclosing Party as confidential or proprietary, or (b) developed by or on behalf of a Party under the terms of this Agreement. The disclosing Party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure, all Confidential Information that is disclosed by the disclosing Party in writing or other tangible form. Notwithstanding anything to the contrary in the foregoing, all non-public information regarding a Party’s business including all business and product plans relating to the development and commercialization of a Compound or Licensed Product, customer lists and all agreements between a Party and any Third Party, will be considered Confidential Information, whether or not labeled as confidential. Notwithstanding the foregoing, the Exclusively Licensed Know-How and the Lapsed Patents, to the extent relating to V134444, and to the extent not generally available to the public as of the Effective Date, will be deemed the Confidential Information of Licensee, and for purposes of Section 8.1, Licensee shall be deemed the “disclosing Party” and Licensor shall be deemed the “receiving Party” with respect thereto, provided, however, that the confidentiality obligations and use restrictions with respect thereto shall end upon expiration or termination of the rights granted to Licensee under Section 2.1 of this Agreement.

1.17 “Control” or “Controlled” means, with respect to an item or right, the possession, whether by ownership or license (in each case other than pursuant to this Agreement), by a Party of the right to grant to the other Party access to or a license to or under each such item or right as provided in this Agreement without violating any agreement or other arrangement with any Third Party.

1.18 “Cover”, “Covers” or “Covered” means, with respect to a product, that in the absence of a license granted under a Valid Claim of a Patent, the making, using, selling, importation, or exportation of such product would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue) or that in the absence of a license granted under Know-How, the making, using, selling, importation, or exportation of such product would constitute a misappropriation of such Know-How.

1.19 “EMA” means the European Medicines Agency, or any successor agency with similar responsibilities.

1.20 “Exclusively Licensed Know-How” means all Know-How Controlled by Licensor relating solely and exclusively to the Compounds, that is listed in the Technology Transfer Plan or otherwise transferred to Licensee pursuant to this Agreement. For clarity, Exclusively Licensed Know-How includes any and all INDs for Licensor’s V134444 product and Lapsed Patents. For further clarity, Exclusively Licensed Know-How excludes any and all Know-How Controlled by Licensor that relates to ganaxolone.

1.21 “FDA” means the United States Food and Drug Administration, or any successor agency with similar responsibilities.

1.22 “FFDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, including all regulations promulgated thereunder.

1.23 “Field” means all fields of use.

1.24 “First Commercial Sale” means the first arm’s length commercial sale for monetary value by Licensee or its Related Parties of a Licensed Product in the Territory for end use or consumption by the general public of such Licensed Product in any country following receipt of Regulatory Approval in such country; provided, that First Commercial Sale does not include: (a) any sales to or between Related Parties of Licensee; (b) any use of such Licensed Product in clinical trials, pre-clinical trials or other development activities; or (c) the disposal or transfer of such Licensed Product for a bona fide charitable purpose.

1.25 “Fully-Diluted Basis” means, as of a specified date, the number of shares of Common Stock then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible); provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the pre-agreed terms upon the passage of time or meeting (or waiver) of specified Licensee performance conditions, provided that, for clarity, upon purchase or acquisition all such shares of preferred stock shall be outstanding and included in the calculation of “Fully-Diluted Basis” for purposes of the Agreement, (iii) anti-dilution provisions that have not been triggered and (iv) anti-dilution provisions that would not be triggered by the issuance of equity securities to Licensor pursuant to or in connection with the provisions of this Agreement.

1.26 “GAAP” means generally accepted accounting principles of the United States or any other accounting principles mutually agreed upon by the Parties.

1.27 “IFRS” means the International Financial Reporting Standards.

1.28 “IND” means (a) an Investigational New Drug Application as defined in the FFDCA and applicable regulations promulgated by the FDA, or (b) an equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

1.29 “Indemnify” has the meaning set forth in Section 7.1.

1.30 “IPO” means an underwritten initial public offering of Common Stock of Licensee pursuant to a registration statement on Form S-1, declared effective by the SEC resulting in all outstanding preferred stock in Licensee being converted to common stock.

1.31 “Joint Inventions” has the meaning set forth in Section 5.1.

1.32 “Joint Patents” has the meaning set forth in Section 5.1.

1.33 “Know-How” means any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials, methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, regulatory filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols and all data and information used in support of the V134444 IND), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

1.34 “Lapsed Patents” means the patent applications listed on Exhibit A.

1.35 “Licensed Intellectual Property” means all Exclusively Licensed Know-How, Non- Exclusively Licensed Know-How and Lapsed Patents.

1.36 “Licensed Products” means all products incorporating or comprising a Compound, including any and all formulations and for any and all modes of administration.

1.37 “Licensor Improvements” means all Patents outside the field of pain Controlled by Licensor or its Affiliates at any time during the Term that (a) are necessary for the development, manufacture or commercialization of a Compound as a single agent (b) Cover a method of use of a Compound as a single agent, or (c) Cover a method of delivery, formulation or manufacture of a Compound as a single agent necessary for the development, manufacture or commercialization of a Compound as a single agent.

1.38 “Licensor Indemnitees” has the meaning set forth in Section 7.1.

1.39 “Losses” has the meaning set forth in Section 7.1.

1.40 “Major Market Country” means any of France, Germany, Italy, Spain, and the United Kingdom.

1.41 “MHLW” means the Ministry for Health, Labor and Welfare in Japan, or any successor agency with similar responsibilities.

1.42 “NDA” means a new drug application (as such term is used under the FFDCA), a biologic license application (as such term is used under the FFDCA), or other applicable pharmaceutical, biologic, or device approval submission to the FDA for Regulatory Approval (or, in a country other than the United States, the equivalent necessary submissions to the applicable regulatory authority for Regulatory Approval).

1.43 “Net Sales” means the gross invoiced sales of Licensed Products by Licensee and its Related Parties to Third Parties (other than a Sublicensee), less the following deductions to the extent specifically relating to sales of such Licensed Products:

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non-Sublicensee Third Party (including to governmental entities or agencies, hospital buying groups, group purchasing organizations and other purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances given, if any, including on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Products returned in connection with recalls or withdrawals);

(c) amounts written off by reason of uncollectible debt provided such amounts do not reduce the calculation of Net Sales by more than [***], and provided that if the debt later is paid, the corresponding amount will be added to the Net Sales of the period during which it is paid;

(d) rebates (or their equivalent) granted and similar payments made, administrative fees, distribution fees and similar fees granted or paid by Licensee or its Related Parties (including to governmental authorities, hospital buying groups, group purchasing organizations and other purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions));

(e) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by Licensee or any of its Related Parties in shipping Licensed Products to a non-Sublicensee Third Party and included in the invoiced price of such Licensed Products; and

(f) import taxes, export taxes, excise taxes (including pharmaceutical excise taxes (such as those imposed by the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws)), sales taxes, value-added taxes, consumption taxes, duties or other taxes directly related to such sales, to the extent that such taxes are included in the gross invoice price of the Licensed Product and actually borne by Licensee or its Related Parties without reimbursement from any Third Party, but excluding income taxes and other taxes assessed against the income derived from such sale, withholding taxes, net profit taxes and franchise taxes of any kind.

Such amounts shall be determined from the books and records of License and its Related Parties, maintained in accordance with GAAP or IFRS, as applicable and consistently applied. With respect to Net Sales not denominated in U.S. Dollars, License shall convert such Net Sales from the applicable foreign currency into U.S. Dollars in accordance with Section 3.6.

Net Sales shall not be imputed to (a) any use of Licensed Product in clinical trials, pre-clinical trials or other development activities, (b) the disposal or transfer of Licensed Product for a bona fide charitable purpose, (c) the transfer of reasonable and customary quantities of free samples of Product other than for subsequent resale or (d) any sale or transfer of Licensed Product on a named patient basis or for compassionate use, in each case at or below cost.

If Licensee or its Related Parties sells any Licensed Product in the form of a Combination Product (defined below), Net Sales of such Combination Product for the purpose of determining the royalty due to Licensor pursuant to Section 3.4 will be calculated on a country-by-country basis [***] in which sales of both occurred. If, on a country-by-country basis, such Licensed Product and other active ingredient(s) in the Combination Product are not sold separately in such country so that the calculation in the immediately prior sentence can be made, Net Sales for the purposes of determining royalties due to Licensor pursuant to Section 3.4 for the Combination Product will be [***]. In such event, Licensee shall notify Licensor of such determination and provide Licensor with data to support such determination. Licensor shall have the right to review such determination of fair market values and, if Licensor disagrees with such determination, to notify Licensee of such disagreement within [***] after Licensee notifies Licensor of such determination. If Licensor notifies Licensee that Licensor disagrees with such determination within such [***] period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Section 10.1. If Licensor does not notify Licensee that Licensor disagrees with such determination within such [***] period, such determination of Licensee shall be conclusive and binding on the Parties.

1.44 “Next Financing” means the first round of preferred stock financing (including if issued in combination with other securities) of Licensee after the last and final sale of Series B Preferred Stock and all obligations and rights to purchase Series B Preferred Stock have expired or been satisfied.

1.45 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.46 “Non-Exclusively Licensed Know-How” means all Know-How relating to the Compounds Controlled by Licensor not falling within the above definition of Exclusively Licensed Know How, that is listed in the Technology Transfer Plan or otherwise transferred to Licensee pursuant to this Agreement.

1.47 “Notified Party” has the meaning set forth in Section 9.3.

1.48 “PAC” has the meaning set forth in Section 4.3.

1.49 “Party” means Licensee or Licensor; “Parties” means, collectively, Licensee and Licensor.

1.50 “Patent” means any United States or foreign (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing, and (ii) pending applications for letters patent, including any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part.

1.51 “Phase 2 Clinical Trial” means, as to a specific Licensed Product, a human clinical trial in any country that is intended to preliminarily evaluate the efficacy and safety or dose-ranging of such product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.52 “Phase 3 Clinical Trial” means, as to a specific Licensed Product, (a) a human clinical trial in any country that is performed to obtain Regulatory Approval of such product after preliminary evidence suggesting effectiveness of such product under evaluation has been obtained, and intended to confirm with statistical significance the efficacy and safety of such product, to evaluate the overall benefit-

risk relationship of such product and to provide an adequate basis for physician labeling, or (b) a human clinical trial of such product that satisfies the requirements of 21 C.F.R. § 312.21(c) in the United States, as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.53 “Praxis” and “Licensee” both mean Praxis Precision Medicines, Inc., a Delaware corporation.

1.54 “Prior Confidentiality Agreement” means that certain confidentiality letter agreement by and between Licensee and Purdue Pharma L.P. dated as of December 14, 2017.

1.55 “Qualified Financing” means the first to occur of (i) a financing of Licensee after the Effective Date with aggregate gross proceeds received of not less than [***], or such lesser amount as agreed upon by Licensor, from the sale (or series of related sales) by Licensee of its Series B Preferred Stock, including the aggregate amount of debt securities converted into equity securities upon conversion of any then outstanding promissory notes or other instruments of similar tenor, but exclusive of the conversion of any promissory notes or other instruments of similar tenor outstanding on and as of the Effective Date, or (ii) an IPO.

1.56 “Qualified Financing Date” means May 1, 2018, provided that, Licensor may elect, upon written notice to Licensee given no later than five (5) Business Days prior to May 1, 2018, to extend such date to June 1, 2018, in which case the term “Qualified Financing Date” shall be deemed amended, without further action of the Parties, to mean June 1, 2018.

1.57 “Regulatory Approval” means, as applicable, (i) with reference to the United States, the approval of an NDA by the FDA necessary for the manufacture and commercialization of a pharmaceutical, biologic or device product in the United States, (ii) with reference to the European Union and/or United Kingdom, the approval of an NDA by the EMA or the European Commission filed pursuant to the centralized approval procedure and necessary for the manufacture and commercialization of a pharmaceutical, biologic or device product in the European Union and/or United Kingdom, (iii) with reference to a Major Market Country, the approval of an NDA by the applicable regulatory authority in such Major Market Country (when such NDA has been separately filed with such regulatory authority and not as part of the centralized approval procedure of the EMA or the European Commission) and necessary for the manufacture and commercialization of a pharmaceutical, biologic or device product in such Major Market Country, and (iv) with reference to Japan, the approval of an NDA by the MHLW necessary for the manufacture and commercialization of a pharmaceutical, biologic or device product in Japan, including in each case of the preceding clauses (i) through (iv), any applicable pricing and governmental reimbursement approvals legally or practically required to manufacture and commercialize such product in such country or jurisdiction

1.58 “Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any regulatory authority with respect to a Licensed Product in a country or jurisdiction in the Territory, including but not limited to orphan drug or pediatric exclusivity.

1.59 “Regulatory Filings” has the meaning set forth in Section 4.4(b).

1.60 “Related Party” means Licensee’s Affiliates and Sublicensees.

1.61 “Reporting Period” shall mean (a) during the period prior to the first Change of Control of Praxis, as Licensee hereunder, [***] and (b) on and after the first Change of Control of Praxis, as Licensee hereunder, [***], provided that in each case of (a) and (b), such period shall be extended by an additional [***] for the reporting and payment of royalties on Net Sales made by Sublicensee.

1.62 “Royalty Term” has the meaning set forth in Section 3.4(b).

1.63 “SAB” has the meaning set forth in Section 3.3(f).

1.64 “Safety Determination” means: (a) a good faith determination by the Board that, based at least in part on the occurrence or observation of a Safety Issue, the Licensed Product presents a risk of death, a life-threatening condition or a serious safety or health concern to patients such that Licensee cannot ethically and in good faith continue to administer, or permit the administration of, the Licensed Product to patients; (b) a data safety monitoring board has recommended the termination of any clinical trial of the Licensed Product after the occurrence or observation of a Safety Issue; (c) the FDA or other applicable regulatory authority has issued a clinical hold, or otherwise required or recommended termination or suspension of, any clinical trial of the Licensed Product after the occurrence or observation of a Safety Issue; or (d) a good faith determination by the Board that based on the occurrence or observation of a Safety Issue, and taking into account all other relevant factors, the continued development and possible commercialization of the Licensed Product is not commercially reasonable for Licensee.

1.65 “Safety Issue” means a serious adverse event, toxicology finding or other serious safety issue or tolerability finding or issue with respect to a Licensed Product administered to humans that, as of the Effective Date, was not publicly known to be an adverse event, toxicology finding or other safety or tolerability finding or issue associated with positive allosteric modulators of GABA-A, as a class.

1.66 “SEC” means the U.S. Securities and Exchange Commission.

1.67 “Series A Preferred Stock” means the Series A Convertible Preferred Stock of Licensee, $0.0001 par value per share.

1.68 “Series A Preferred Stock Transaction Agreements” has the meaning set forth in Section 3.3(b).

1.69 “Series B Preferred Stock” means the Series B Convertible Preferred Stock of Licensee, $0.0001 par value per share.

1.70 “Series B Preferred Stock Transaction Agreements” has the meaning set forth in Section 3.3(a).

1.71 “Series X Preferred Stock” means the Series A Preferred Stock and/or Series B Preferred Stock.

1.72 “Shares” means the aggregate number of shares of Common Stock issuable or issued upon conversion of the Series X Preferred Stock issued to Licensor pursuant to the terms of Section 3.3(a), Section 3.3(b), Section 3.3(c) and Section 3.3(d), without taking into account any sales or transfers of any such shares by Licensor after the date of issuance of the Series X Preferred Stock in accordance with the terms of this Agreement.

1.73 “Sublicensee” means an entity to which Licensee grants a sublicense under Licensee’s rights under Article 2; provided that “Sublicensee” does not include any of Licensee’s Affiliates or wholesale distributors of Licensee or its Affiliates who purchase Licensed Products from Licensee or its Affiliates in an arm’s length transaction and who have no other obligation, including a reporting obligation, to Licensee or its Affiliates, with respect to any subsequent use or disposition of such Licensed Products.

1.74 “Technology Transfer Plan” has the meaning set forth in Section 4.1

1.75 “Term” has the meaning set forth in Section 9.1.

1.76 “Territory” means all the countries and territories of the world.

1.77 “Third Party” means any entity other than Licensor, Licensee and their respective Affiliates.

1.78 “Third Party Agreements” means any contract, agreement, arrangement or understanding, written or oral, with a Third Party with respect to any Licensed Intellectual Property, other than material transfer agreements, sponsored research agreements or similar agreements entered into in the ordinary course of business that do not provide for the payment of any milestones, royalties or other fees or charges with respect to the Compounds or Licensed Products that may be researched, developed or commercialized by Licensee or its Related Parties in accordance with the terms of this Agreement.

1.79 “Third Party Claim” has the meaning set forth in Section 7.1.

1.80 “V134444” means the GABA-A Positive Allosteric Modulator designated as V13444 by Licensor, as further described on Schedule 1.80.

1.81 “V134444 IND” means the IND for Licensor’s V134444 product, as further described on Schedule 1.81.

1.82 “Valid Claim” means (a) an issued claim of any issued patent within a patent that has not expired, or been revoked, cancelled, become abandoned or disclaimed, been declared invalid and/or unenforceable by a patent office or a decision or judgment of a court or other appropriate body of competent jurisdiction; and (b) a claim included in a pending patent application that is being prosecuted in good faith and that has not been cancelled, withdrawn from consideration, finally determined to be unallowable by the patent office or applicable governmental authority (from which no appeal is or can be taken), or abandoned or disclaimed.

1.83 “Withholding Tax Action” means an assignment of all or any portion of this Agreement by Licensee, change of control of Licensee, change of jurisdiction of payments by Licensee, or change of domicile by Licensee that causes a withholding Tax obligation to arise or which increases a withholding Tax obligation with respect to an amount payable to Licensor pursuant to this Agreement, except to the extent a Change of Control of Licensee or change of domicile of Licensee is caused by the direct or indirect ownership of Licensee by Licensor or any of Licensor’s direct or indirect owners.

ARTICLE 2

GRANT OF RIGHTS

2.1 License Grant to Licensee.

(a) Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, royalty-bearing license, with the right to grant sublicenses (subject to the provisions of Section 2.1(d) below), in the Territory to and under the Exclusively Licensed Know-How to research, develop, make, have made, use, have used, sell, have sold, offer for sale, import and export Licensed Products in the Field.

(b) Non-Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-bearing license, with the right to grant sublicenses (subject to the provisions of Section 2.1(d) below), in the Territory to and under the Non- Exclusively Licensed Know-How to research, develop, make, have made, use, have used, sell, have sold, offer for sale, import and export Licensed Products in the Field.

(c) Unblocking License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free license in the Territory, with the right to grant sublicenses (subject to the provisions of Section 2.1(d) below), under the Licensor Improvements to research, develop, make, have made, use, have used, sell, offer for sale, import and commercialize Licensed Products in the Field. Notwithstanding the foregoing license grant, Licensor shall have no obligations to transfer to Licensee any such Licensor Improvements.

(d) Sublicenses. Each sublicense granted pursuant to Section 2.1 shall refer to and be subordinate to this Agreement and, except to the extent the Parties may otherwise agree in writing, any sublicense must be consistent in all material respects with the terms and conditions of this Agreement. Licensee shall remain responsible for the performance of Related Parties hereunder. Licensee shall provide to Licensor copies of all sublicenses, provided that Licensee shall have the right to redact commercially sensitive information (including financial and technical information) from such copies. Information regarding the scope of the license grants, territory and/or term of such sublicense shall not be considered commercially sensitive. Sublicenses of rights under Section 2.1(c) may not be granted without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. To the extent consent is granted by Licensor for a sublicense under Section 2.1(c), the first three sentences of Section 2.1(d) shall apply to such sublicense.

2.2 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party, including, in the case of Licensor, the grant to Licensee of a license to any compounds or products other than a Compound and Licensed Products.

ARTICLE 3

COMPENSATION

3.1 [Reserved]

3.2 Milestone Payments.

(a) Development Milestones. In partial consideration of the rights granted hereunder, Licensee will make milestone payments to Licensor based on the first achievement of the following development milestone events by Licensee or its Related Parties. Licensee will notify Licensor in writing of the achievement of each of the development milestone events listed below and pay to Licensor the amounts set forth below within [***] after achievement of the relevant milestone event for a Licensed Product by Licensee or its Affiliate or, if applicable, within [***] after Licensee is notified of the achievement of the relevant milestone event for a Licensed Product by a Sublicensee. Each of the following milestone payments will be payable only once and solely with respect to the first Licensed Product in the Territory to achieve each such milestone. The maximum total amount of payment to Licensor pursuant to this Section 3.2(a) shall be [***]. Each milestone payment will be nonrefundable and not creditable against any other payments due under this Agreement.

Development Milestone Events	Payment Amount
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

(b) Sales Milestones. In partial consideration of the rights granted hereunder, Licensee will make milestone payments to Licensor on achievement of the following sales milestone events by Licensee or its Related Parties. Licensee will notify Licensor in writing of the achievement of each of the sales milestone events listed below and pay to Licensor the amounts set forth below within [***] of Licensee’s or its Affiliate’s achievement of the relevant milestone event, or, if achievement is dependent upon notification by or reports from a Sublicensee, then within [***] after Licensee has been notified of the achievement of the relevant milestone event by a Sublicensee or received the necessary reports from its Sublicensees to determine whether such achievement has occurred. Each of the following milestone payments will be payable only once and solely with respect to the first Licensed Product in the Territory to reach each such milestone. The maximum total amount of payment to Licensor pursuant to this Section 3.2(b) shall be [***]. Each milestone payment will be nonrefundable and not creditable against any other payments due under this Agreement.

Sales Milestone Events for Licensed Products	Payment Amount
First Commercial Sale of a Licensed Product in [***]	[	***]
Worldwide aggregate Net Sales of all Licensed Products in a Calendar Year exceeds [***]	[	***]
Worldwide aggregate Net Sales of all Licensed Products in a Calendar Year exceeds [***]	[	***]
Worldwide aggregate Net Sales of all Licensed Products in a Calendar Year exceeds [***]	[	***]

3.3 Equity; Board Representation.

(a) Mandatory Series B Preferred Stock Issuance. Subject to and upon the terms and conditions of this Agreement, Licensee shall issue and sell to Licensor, and Licensor shall purchase from Licensee, [***] of Licensee’s duly authorized and validly issued shares of Series B Preferred Stock at the closing of a Qualified Financing (other than an IPO) occurring before the Qualified Financing Date on substantially the same terms and conditions as offered to other purchasers of Series B Preferred Stock in such Qualified Financing. Licensor shall, as a condition to such issuance and sale, become a party to a stock purchase agreement, voting agreement, right of first refusal and co-sale agreement, and investors’ rights agreement (collectively, such agreements other than such stock purchase agreement, the “Series B Preferred Stock Transaction Agreements”) with Licensee and the other purchasers of Series B Preferred Stock in such Qualified Financing on substantially the same terms and conditions as such other purchasers, provided that any information and inspection rights of Licensor may be qualified by reasonable and customary provisions relating to competitors of Licensee and provided further that any right of Licensor to transfer the Shares to any person or entity that is a competitor of Licensee, or is an Affiliate of a competitor of Licensee, shall require the consent of the Board, which may be conditioned on reasonable and customary terms. In the event that immediately following the closing of the purchase of Series B Preferred Stock by Licensor in accordance with this Section 3.3(a) the Series B Preferred Stock purchased by Licensor would represent less than [***] of Licensee’s outstanding capital stock on a Fully Diluted Basis, Licensee shall issue to Licensor at such closing of the Qualified Financing, for no additional consideration, such additional number of shares of Series B Preferred Stock such that the shares of Series B Preferred Stock purchased by Licensor plus such additional number of shares of Series B Preferred Stock would then represent in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated after giving effect to such anti-dilutive issuance. All shares of Series B Preferred Stock issued to Licensor pursuant to Section 3.3(c) shall become subject to the terms and conditions of the Series B Preferred Stock Transaction Agreements.

(b) Series A Preferred Stock Issuance. In the event that a Qualified Financing has not occurred before the Qualified Financing Date (and Licensor has not sent and does not send a notice of termination under Section 9.2(c)), Licensor shall have the right, but not the obligation, to purchase from Licensee, for the sum of [***], a number of shares of Licensee’s duly authorized and validly issued shares of Series A Preferred Stock representing in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated immediately following the closing of such issuance and sale (but in the case of such issuance and sale in connection with a Qualified Financing (other than an IPO), without giving effect to any issuance and sale of Series B Preferred Stock in consideration for cash investment in such Qualified Financing), on substantially the same terms and conditions (except with respect to price) as had been offered to the other purchasers of such Series A Preferred Stock at the most recent closing of the purchase of sale of Series A Preferred Stock prior to the Effective Date. Licensor may exercise such right, upon written notice of exercise to Licensee, at any time within the exercise period commencing on the Qualified Financing Date and ending on the earliest of (i) the [***] of the Qualified Financing Date, (ii) immediately prior to the closing of a Qualified Financing (other than an IPO), and (iii) [***] after Licensee files with the SEC a Form S-1 registering for sale any securities issued by Licensee or Licensee submits with the SEC a draft registration statement on Form S-1 registering for sale any securities issued by Licensee, in each case with a bona fide intention for the registration statement to become effective and to consummate the closing of an IPO, provided, however, in the case of this clause (iii), if the IPO is not consummated within [***] following the filing or submission of the Form S-1, (A) such Licensor notice of exercise shall not be binding on Licensor, (B) the exercise period shall not be terminated as a result of the operation of this clause (iii) as a result of such written notice and (C) the terms of this clause (iii) shall apply to any subsequent such filing or submission (including any amendment filed or submitted with respect to a prior filing or submission). The closing of such issuance and sale shall occur by remote exchange of documents on a Business Day and at a time reasonably chosen by Licensee, but no later than fifteen (15) Business Days after notice of exercise by Licensor, or such later date as all requisite corporate approvals of Licensee have been obtained, in the case of clauses (i) and (ii) above, and no later than [***] prior to the closing of the IPO, in the case of clause (iii) above. At the closing, Licensee shall issue and sell to Licensor such shares of Series A Preferred Stock, and Licensor shall purchase such shares of Series A Preferred Stock and, as a condition to such issuance and sale, become a party to a stock purchase agreement, voting agreement, right of first refusal and co-sale agreement, and investors’ rights agreement (collectively, such agreements other than such stock purchase agreement, the “Series A Preferred Stock Transaction Agreements”) with Licensee and the other purchasers of Series A Preferred Stock on substantially the same terms and conditions as such other purchasers, provided that any information and inspection rights of Licensor may be qualified by reasonable and customary provisions relating to competitors of Licensee and provided further that any right of Licensor to transfer the Shares to any person or entity that is a competitor of Licensee, or is an Affiliate of a competitor of Licensee, shall require the consent of the Board, which may be conditioned on reasonable and customary terms. If, in connection with the issuance and sale of Series A Preferred Stock to Licensor pursuant to this Section 3.3(b) in connection with a Qualified Financing (other than an IPO), such shares of Series A Preferred Stock purchased by Licensor in accordance with this Section 3.3(b) would represent less than [***] of Licensee’s outstanding capital stock on a Fully Diluted Basis after such Qualified Financing, Licensee shall issue to Licensor at such closing of the Qualified Financing, for no additional consideration, such additional number of shares of Series A Preferred Stock such that the shares of Series A Preferred Stock purchased by Licensor plus such additional number of shares of Series A Preferred Stock would then represent in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated after giving effect to such anti-dilutive issuance. All shares of Series A Preferred Stock issued to Licensor pursuant to Section 3.3(c) shall become subject to the terms and conditions of the Series A Preferred Stock Transaction Agreements. Licensee agrees that, if it is required to issue shares of Series A Preferred Stock to Licensor in accordance with the terms of this Section 3.3(b), it will take, or cause to be taken, all corporate actions required to effectuate such issuance, including required amendments to Licensee’s Certificate of Incorporation, and will not issue additional shares of equity securities (other than shares issuable upon exercise of outstanding options, warrants or convertible securities) without first taking all corporate actions, and obtaining all required Board and shareholder approvals, necessary to effectuate the issuance of such shares of Series A Preferred Stock to Licensor.

(c) Optional Series B Preferred Stock Issuance. In the event that a Qualified Financing has not occurred before the Qualified Financing Date (and Licensor has not sent and does not send a notice of termination under Section 9.2(c)), in lieu of (and not in addition to) Licensor’s right to purchase Series A Preferred Stock from Licensee pursuant to the terms of Section 3.3(b), Licensor shall have the right, but not the obligation, to purchase from Licensee at the closing of a Qualified Financing (other than an IPO), for the sum of [***], that number of shares of Licensee’s duly authorized and validly issued shares of Series B Preferred Stock representing in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated immediately following the closing of such issuance and sale, on the same terms and conditions set forth in Section 3.3(a). Licensor may exercise such right, upon written notice of exercise to Licensee, at any time within the exercise period commencing on the Qualified Financing Date and ending on the earlier of (i) the [***] of the Qualified Financing Date, and (ii) immediately prior to the closing of a Qualified Financing (other than an IPO). All shares of Series B Preferred Stock issued to Licensor pursuant to Section 3.3(c) shall become subject to the terms and conditions of the Series B Preferred Stock Transaction Agreements. In the event that immediately following the closing of the purchase of Series B Preferred Stock by Licensor in accordance with this Section 3.3(c) the Series B Preferred Stock purchased by Licensor would represent less than [***] of Licensee’s outstanding capital stock on a Fully Diluted Basis, Licensee shall issue to Licensor at such closing of the Qualified Financing, for no additional consideration, such additional number of shares of Series B Preferred Stock such that the shares of Series B Preferred Stock purchased by Licensor plus such additional number of shares of Series B Preferred Stock would then represent in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated after giving effect to such anti-dilutive issuance.

(d) Additional Series X Preferred Stock Issuances. If, at any time, after the purchase of Series X Preferred Stock by Licensor in accordance with Section 3.3(a), 3.3(b) or 3.3(c), as applicable, and prior to the first closing of the Next Financing, Licensee issues Additional Securities that would cause the Shares to represent less than [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, Licensee shall immediately issue to Licensor, for no additional consideration, such additional number of shares of the same series of Series X Preferred Stock as were purchased by Licensor (the “Anti-Dilution Shares”) such that the Shares (calculated immediately prior to such issuance), plus the Anti-Dilution Shares would then represent in the aggregate [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, as calculated after giving effect to such anti-dilutive issuance. Licensee shall as promptly as reasonably practicable following any trigger of issuance of Anti-Dilution Shares furnish to Licensor a certificate of an executive officer certifying the calculation thereof and deliver to Licensor such Anti-Dilution Shares; provided, however, that to the extent such Additional Securities are issued pursuant to an equity incentive plan, Licensee shall provide such certificate and issue such Anti-Dilution Shares upon the earlier of (a) [***] after the end of the Calendar Quarter in which the issuances took place and (b) the closing of the next equity financing of Licensee, together with details of all Additional Securities issuances pursuant to an equity plan following the first trigger of issuances of Anti-Dilution Shares. Such issuances shall continue only up to, and immediately prior to the first closing of the Next Financing and, thereafter, no additional shares of capital stock of Licensee shall be due to Licensor pursuant to this Section 3.3(c);

provided, however that notwithstanding the foregoing or anything to the contrary elsewhere in the Agreement, any and all issuances and sales of Series B Preferred Stock at or after the first closing of the Next Financing shall be treated as having been issued and sold prior to the first closing of the Next Financing for all purposes of this Agreement. Licensee agrees that, if it is required to issue shares of Series X Preferred Stock to Licensor in accordance with the terms of this Section 3.3(c), it will take, or cause to be taken, all corporate actions required to effectuate such issuance, including required amendments to Licensee’s Certificate of Incorporation, and will not issue additional shares of equity securities (other than shares issuable upon exercise of outstanding options, warrants or convertible securities) without first taking all corporate actions, and obtaining all required Board and shareholder approvals, necessary to effectuate the issuance of such shares of Series X Preferred Stock to Licensor.

(e) Information. In addition to Licensee’s obligations pursuant to Section 3.3(c) above and any Licensee information obligations pursuant to the Series A Preferred Stock Transaction Agreements or Series B Preferred Stock Agreements, as applicable, to which Licensor may become a party, upon request, but no more frequently than [***] per Calendar Quarter, Licensee will deliver to Licensor a statement of the outstanding capital stock of Licensee on a Fully-Diluted Basis and a detailed calculation of Licensor’s percentage equity ownership in Licensee. The obligation in this Section 3.3(e) shall cease upon the first closing of the Next Financing.

(f) Board Member; SAB Member. For so long as Licensor or an Affiliate holds of record either (i) at least [***] of the shares of Series X Preferred Stock issued to Licensor in accordance with Sections 3.3(a), 3.3(b), 3.3(c) or 3.3(d), as applicable (as adjusted for any stock split, stock dividend, combination, recapitalization or reclassification), provided that any shares issued in accordance with Section 3.3(d) that are converted to Common Stock in accordance with Section 3.3(g) shall not be considered in making the foregoing calculation of the percentage of shares of Series X Preferred Stock held of record, or (ii) at least [***] of Licensee’s outstanding capital stock on a Fully-Diluted Basis, Licensor shall have the right to appoint (i) one (1) representative to serve as a voting member of the Board, subject to the provisions of this Agreement and the applicable Series A Preferred Stock Transaction Agreements or Series B Preferred Stock Agreements, as applicable, to which Licensor may become a party, and (ii) one (1) representative to serve as a member of Licensee’s Scientific Advisory Board (the “SAB”). Such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided in connection with such representation and shall, as a condition to their attendance at meetings of the Board or the SAB, as applicable, and receipt of information and materials hereunder, sign a confidentiality agreement with Licensee in such form as Licensee may reasonably request. In addition, as a condition to his or her appointment to and participation on the SAB, Licensor’s designee to the SAB shall enter into a customary scientific advisory board agreement with Licensee on terms mutually agreeable to Licensee and such designee, provided that he or she will not be eligible to receive any compensation for his or her services as a member of the SAB. Licensor’s Board and SAB representatives shall be entitled to and receive the same indemnification, D&O insurance, meeting attendance out-of-pocket expenses, compensation (except to the extent provided in the preceding sentence for Licensor’s designee to the SAB) and other rights and benefits as other non-employee Licensee Board and SAB members.

(g) Observer. As of the Effective Date and until the earlier of (i) a Qualified Financing or (ii) immediately prior to the closing of the first Change of Control of Praxis, Licensee hereby agrees that Licensor may designate in writing one representative who will be entitled to attend and observe meetings of the Board in a non-voting observer capacity (the “Observer”). The Observer will initially be [                ], who may be replaced upon written notice by Licensor to the Licensee by a future designee of the Licensor reasonably acceptable to the Board. Praxis will provide the Observer, all notices, minutes, consents, management presentations, strategic planning materials, scientific reports, routine financial reports, and other material, financial or otherwise, that Praxis provides to the Board at the same time that such notices and materials are provided to the Board, including, for the avoidance of doubt, for ad hoc meetings; provided that the Observer enter into Praxis’ form of confidentiality agreement as mutually agreed to by Licensor. Licensor understands and agrees that the Observer may not attend any portion of a Board meeting or receive certain Board materials if, on the advice of Praxis’ counsel, Observer’s participation or receipt of information (i) would create an actual conflict of interest or (ii) could reasonably be expected to compromise attorney-client privilege.

(h) Conversion of Shares. In the event that Licensee elects to terminate this Agreement pursuant to Section 9.2(a) on account of a Safety Determination at any time during the period commencing on the earlier of (A) the closing of a Qualified Financing and (B) [***] after the Effective Date and ending on the first to occur of (X) the [***] of the Effective Date and (Y) first subject, first dosing in the first Phase 2 Clinical Trial of a Licensed Product sponsored by or on behalf of Licensee or Related Parties, the shares of Series X Preferred Stock issued pursuant to Section 3.3(d), if any, shall be converted automatically into Common Stock upon written notice by Licensee to Licensor within [***] after the effective date of such termination. Upon receipt of such notice, Licensee hereby irrevocably elects to convert such shares of Series X Preferred Stock into Common Stock in accordance with the terms of Licensee’s Certificate of Incorporation. Upon receipt of such notice, Licensor shall surrender its certificate or certificates for all such shares being converted (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Licensee to indemnify Licensee against any claim that may be made against Licensee on account of the alleged loss, theft or destruction of such certificate) to Licensee at the time and place designated in such notice. If so required by Licensee, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to Licensee, duly executed by Licensor or its attorney duly authorized in writing. All rights with respect to the shares of Series X Preferred Stock subject to such notice of conversion, including the rights, if any, to receive notices and vote, will terminate upon such notice (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares), except only the rights of Licensor, upon surrender of any certificate or certificates of Licensor therefor (or lost certificate affidavit and agreement), to receive the shares of Common Stock issuable upon conversion thereof.

(i) Termination. The rights of Licensor set forth in Sections 3.3(d), 3.3(e), 3.3(f) and 3.3(g) and the terms of Section 3.3(h) shall terminate and be of no further force or effect (i) immediately prior to the closing of Licensee’s first IPO or (ii) provided that Licensee has complied with its obligations of Section 6.3(c), immediately prior to the closing of the first Change of Control of Praxis, as Licensee hereunder, whichever event occurs first.

3.4 Royalties.

(a) Rates. Subject to Sections 3.4(b), 3.4(c) and 3.4(d), Licensee will pay Licensor royalties based on Net Sales of Licensed Products by Licensee and its Related Parties in a given Calendar Year during the applicable Royalty Term for such Licensed Product according to the following rates at the rate below that is applicable to the portion of aggregate Net Sales for each such Licensed Product, on a Licensed Product-by-Licensed Product basis, within each of the following Net Sales levels during such Calendar Year:

Annual Net Sales of All Licensed Products in the Territory	Royalty Rate

For that portion of aggregate Net Sales of a Licensed Product in a Calendar Year that is less than [***]	[***]

For that portion of aggregate Net Sales of a Licensed Product in a Calendar Year that is equal to or greater than [***], but less than or equal to [***]	[***]

For that portion of aggregate Net Sales of a Licensed Product in a Calendar Year that is greater than [***]	[***]

For example, if aggregate annual Net Sales of a Licensed Product in the Territory in a Calendar Year is [***], then royalties payable by Licensee would equal [***]. The Parties acknowledge and agree that nothing in this Agreement (including any exhibits or attachments to this Agreement) will be construed as representing an estimate or projection of either (A) the number of Licensed Products that will or may be successfully developed or commercialized or (B) anticipated sales or the actual value of any Licensed Product, and that the figures set forth in this Section 3.4 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Parties’ royalty payment obligations to each other in the event such sales performance is achieved.

(b) Royalty Term. “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period of time beginning upon the Effective Date and ending twelve (12) years after the First Commercial Sale of such Licensed Product in such country.

(c) Payments under Third Party Agreements. The Parties acknowledge that Licensor will remain solely liable for any payment obligations (including license fees, milestones or royalties) under any Third Party Agreements.

(d) Other Royalty Provisions. Only one royalty will be due with respect to the same unit of Licensed Product. No royalties will be due upon the sale or other transfer among Licensee and its Related Parties, but in such cases the royalty will be due and calculated upon Licensee’s or its Related Parties’ Net Sales to the first independent Third Party. No royalties will accrue on the sale or other disposition of Licensed Products by Licensee or its Related Parties for use in a clinical study sponsored or funded by Licensee or on the disposition of a Licensed Product in reasonable quantities by Licensee or its Related Parties as promotional samples. Any amounts awarded or received by Licensee for lost sales (including, without limitation, lost profits or reasonable royalties) (but not any other amounts awarded) as the result of an action or settlement pursuant to Section 5.2 or 5.3 shall be deemed Net Sales of Licensee.

3.5 Royalty Payment and Reports. Within the Reporting Period after the end of each Calendar Quarter after the First Commercial Sale of a Licensed Product, Licensee will deliver to Licensor a report containing the following information for the prior Calendar Quarter:

(a) the gross sales associated with each Licensed Product sold by Licensee and its Related Parties (including the number and size of units of Licensed Product sold by Licensee and its Related Parties);

(b) a calculation of Net Sales of each Licensed Product that is sold by Licensee and its Related Parties (including the amount of each of the deductions taken from gross sales);

(c) the amount of taxes, if any, withheld to comply with applicable law; and

(d) a calculation of payments due to Licensor with respect to the foregoing (including any calculation of currency conversion).

Concurrent with these reports, Licensee will remit to Licensor any payment due for the applicable Calendar Quarter. All such reports will be considered Confidential Information of Licensee and will be maintained in confidence by Licensor. If no royalties or other payments are due to Licensor for such reporting period, the report will so state. Along with the last report for a Calendar Year provided under this Article 3, Licensee will provide a final report for the entire such year.

3.6 Currency; Blocked Payments. All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement will be made in United States dollars and will be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. In the case of sales of Licensed Products outside the United States by Licensee and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due will be made at the rate of exchange as agreed and listed in the Wall Street Journal or The Financial Times, prevailing on the last day of the applicable Calendar Quarter, provided that for Net Sales made by a Sublicensee such rate of exchange shall be rate of exchange utilized by such Sublicensee, and for Net Sales made by Licensee or any Affiliate of Licensee from and after the first Change of Control of Praxis, as Licensee hereunder, such rate of exchange shall be rate of exchange utilized by Licensee, provided that in all cases such rate of exchange is one consistently applied across such person’s accounting systems, and any such method is in accordance with GAAP. Licensee shall inform Licensor of any changes to its standard worldwide currency conversion methodology prior to any such changes becoming effective.

3.7 Tax Withholding. If Licensee is required applicable law to deduct or withhold income taxes upon Licensor from any payment to Licensor under this Agreement, Licensee shall make such deductions or withholdings as so required, shall pay over such amounts to the proper governmental authority on Licensor’s behalf in a timely manner, and shall provide Licensor with written evidence of payment of such amounts. The applicable payment under this Agreement shall be decreased by such amounts; provided, however, if the Tax withholding is required as a result of a Withholding Tax Action, Licensee shall increase the amount of the payment due to the Licensor such that the net amount actually received by Licensor is equal to the payment due after taking into account the withholding of tax with respect to such payment and the withholding of tax with respect to any additional payment required to be made pursuant to this Section 3.7. The Parties shall reasonably cooperate with each other in order to reduce or eliminate applicable withholding tax, including by providing such forms the Parties are legally able to complete and file to qualify for the benefits of a bilateral income tax treaty.

3.8 Records and Audits. Licensee will keep, and will require all its Related Parties to keep, correct and complete books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable under this Agreement. During the Term and for a period of [***] following its termination, Licensor has the right from time to time (not to exceed once during each Calendar Year, except in case of manifest error) to have an independent certified public accountant inspect such books and records of Licensee and/or its Related Parties at Licensor’s expense. Such inspection will be conducted after reasonable prior notice by Licensor to Licensee during Licensee’s ordinary business hours, will not be more frequent than [***] during each Calendar Year and may cover only the [***] immediately preceding the date of the audit, except in case of manifest error. Any such independent certified accountant will be reasonably acceptable to Licensee, will execute Licensee’s standard form of confidentiality agreement, and will be permitted to share with Licensor solely its findings with respect to the accuracy of the royalties reported as payable under this Agreement. The independent certified accountant will report to the Parties whether there was or was not a discrepancy uncovered by the audit and, if such discrepancy was uncovered, the amount and direction of such discrepancy. If such accounting firm determines that Licensee paid Licensor less than the amount properly due in respect of any Calendar Quarter, then Licensee will reimburse Licensor such amount within [***] after such determination plus interest at the rate set forth in Section 3.8 and if the amount underpaid exceeds [***] of the amount actually due, Licensee will also reimburse Licensor for the fees and expenses of the certified public accountant that conducted such accounting. In the event such accounting determines that Licensee paid Licensor more than the amount properly due in respect of any Calendar Quarter, then any excess payments made by Licensee will be credited against future amounts due to Licensor from Licensee, or if no such future amounts are reasonably expected to be due to Licensor from Licensee, then Licensor will reimburse Licensee promptly for any overpayment by Licensee.

3.9 Late Payments. Any amount owed by Licensee to Licensor that is not paid within the applicable time period set forth herein will accrue interest at the rate per annum equal to [***].

ARTICLE 4

TECHNOLOGY TRANSFER; REGULATORY MATTERS; DILIGENCE; NONCOMPETE

4.1 Technology Transfer and Assistance. In accordance with the technology transfer plan attached as Exhibit B to this Agreement (the “Technology Transfer Plan”), Licensor will provide Licensee with respect to Compounds (a) all results, tabulated data, evaluations and study reports relating solely and exclusively to Compounds and any product incorporating Compounds, including any preclinical assays, toxicity experiments, methods of synthesis, chemistry, manufacturing and controls, process research/synthesis optimization reports, analytical methods, bio-analytical methods, formulation research results, and preclinical and tabulated clinical trial data and results relating solely and exclusively Compounds or to such products, (b) all Exclusively Licensed Know-How that does not fall within the preceding clause (a), (c) all Non-Exclusively Licensed Know-How and (d) complete and correct copies of all collaborative and other agreements with Third Parties relating to the Licensed Intellectual Property, in each case in accordance with, and to the extent set forth in, the Technology Transfer Plan. Within [***], Licensor shall transfer to Licensee, in a mutually agreed manner, the quantities of available physical inventory of Compounds as listed in the Technology Transfer Plan. Licensor shall have no further obligation to make any further physical inventory of Compounds available to Licensee. Licensor will make Commercially Reasonable Efforts to complete all other transfers under the Technology Transfer Plan with respect to Compounds shall occur within [***] after the Effective Date, and Licensor shall have no further technology transfer obligations after such transfer. Without limiting the foregoing, Licensor shall have no further obligation to disclose or transfer to Licensee any Licensor Improvements that come into existence after the Effective Date. The materials transferred to Licensee by Licensor under this Section 4.1 are transferred on an “as is” basis, subject only to Licensor’s express representations and warranties under this Agreement. The Compounds provided to Licensee pursuant to this Article 4 or Exhibit B are research grade and shall not be used in humans. Notwithstanding anything else in this Agreement, Licensor shall have no liability for any losses, claims, or damages arising from or related to Licensee’s use of such provided Compounds. Licensor will provide reasonable assistance to Licensee for the orderly transfer and transition of all information and materials transferred to Licensee under the Technology Transfer Plan, including all research and development activities relating to Compounds and any product of Licensor incorporating Compounds in the Field to Licensee for a period not to exceed [***] after the Effective Date. For clarity, Licensor may, in its sole discretion, provide such assistance thereafter upon the request of Licensee.

4.2 Development Plan. Licensee will establish a development plan for each Licensed Product and update it [***] until the First Commercial Sale of the first Licensed Product, after which Licensee shall have no further obligation to provide such updates.

4.3 Product Advisory Committee. Licensee will also establish a product advisory committee (“PAC”) comprised of qualified individuals who will provide product development guidance to Licensee with respect to the Licensed Products. Licensor may nominate one (1) person to the PAC, who will serve at Licensor’s expense. Prior to First Commercial Sale of the first Licensed Product, Licensee will provide a written report to Licensor on an annual basis ([***] in each Calendar Year beginning with 2019) regarding the progress of the development of the Licensed Products, including material updates to the development plan, key milestones and regulatory filings, all of which shall be deemed Licensee Confidential Information. The PAC will have no decision-making power, but Licensee will consider any recommendations from the PAC in good faith. The PAC shall be dissolved, and the rights and obligations of the Parties under this Section 4.3 shall terminate, effective upon the closing of the first Change of Control of Praxis, as License hereunder.

4.4 Regulatory Matters.

(a) Transfer of IND and Other Regulatory Information. Licensor shall transfer to Licensee the IND for Licensor’s V134444 product. Within [***] after the Effective Date, Licensor will initiate transfer of such IND (as outlined in 21 C.F.R. § 314.72) to Licensee. Licensor agrees to send a letter(s) to the FDA to transfer such IND to Licensee, and Licensee in turn will notify the FDA that it accepts the transfer. Each Party agrees to provide the other with a copy of their respective letters of transfer. Upon transfer, Licensee will be the IND sponsor and will be responsible for all reporting and other duties of a sponsor in accordance with applicable law. As soon as reasonably practicable but not later than [***] after the Effective Date, Licensor will transfer to Licensee copies (in electronic or other format) of any regulatory information, safety and clinical databases of tabulated data and all other regulatory materials prepared or created by Licensor or its Affiliates related solely and exclusively to Compounds or any Licensed Product.

(b) Regulatory Filings. Licensee (or its Related Parties) will file and own all INDs, marketing authorization applications and Regulatory Approvals for Licensed Products, and any related items such as investigator’s brochures or IRB approvals, in the Field and in the Territory (collectively, “Regulatory Filings”). Licensee will be solely responsible for all communications with regulatory authorities related to the Regulatory Filings for any Licensed Product in the Field and in the Territory.

(c) Cooperation. Licensor will cooperate with, and provide reasonable assistance to Licensee or its Related Parties, in the preparation and submission of any portions of any Regulatory Filings that rely upon or contain information or data in the Licensed Intellectual Property generated by or on behalf of Licensor. Licensor agrees to make its employees reasonably available to respond to inquiries from the FDA regarding Know-How that is contained in the V134444 IND and any other filings with the FDA made by or on behalf of Licensor. The obligations of Licensor under this Subsection 4.4(c) shall apply for [***] after the Effective Date. For clarity, Licensor may, in its sole discretion, provide such cooperation and assistance and make its employees reasonable available thereafter upon the request of Licensee.

4.5 Diligence. Licensee will use Commercially Reasonable Efforts to research, develop and commercialize at [***] Licensed Product in the Field in the Territory. For purposes of this Section 4.5, the efforts of Licensee’s Related Parties will also be considered the efforts of Licensee.

4.6 Noncompete. During the Term, Licensor will not, and will not grant a license to any Third Party under the Licensed Intellectual Property to, research, develop or commercialize a Licensed Product in any field of use, provided that the foregoing prohibition against the granting of a license shall not apply to the extent of any pre-existing obligation to grant a license to a Third Party under the Non- Exclusively Licensed Know-How or Lapsed Patents (but not any other Exclusively Licensed Know-How) as, and to the extent, required under the terms of written license agreement relating to a compound that is not V134444 in effect as of the Effective Date (and without giving effect to any amendments thereto expanding or modifying the rights of such Third Party to or under the Non-Exclusively Licensed Know-How).

4.7 Safety Information. If at any time during the Term, Licensor becomes aware of any information concerning any safety issues, adverse experiences, or any product complaints associated with adverse experiences, related to any Compound or Licensed Product, Licensor shall, without any further inquiry, promptly provide such information to Licensee. Licensor agrees to make its employees reasonably available to Licensee for review and response to medical inquiries and complaints to which the Licensed Know-How is, or may reasonably be expected to be, relevant, for a period of [***] after the Effective Date. For clarity, Licensor may, in its sole discretion, make its employees reasonable available thereafter upon the request of Licensee.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Each Party will own all Know-How developed and inventions conceived or reduced to practice solely by its employees, agents or independent contractors, including any related Patent. Although the Parties do not intend or expect to jointly develop any know-how or inventions, in the event they do so, then all inventions made jointly by employees, agents or independent contractors of each Party will be owned jointly by the Parties such that each Party has an undivided one-half interest in such inventions (“Joint Inventions”). All Patents claiming patentable Joint Inventions will be referred to as “Joint Patents”. Except to the extent either Party is restricted by the rights granted to the other Party and covenants contained in this Agreement, each Party will be entitled to practice, and to grant to Third Parties or its Related Parties the right to practice, inventions claimed in a Joint Patent anywhere in the world without restriction or any requirement of gaining the consent of or of accounting to the other Party. Inventorship will be determined in accordance with United States patent laws.

5.2 Prosecution, Enforcement and Defense of Patents.

(a) Licensee Patents. As between Licensor and Licensee, Licensee shall have the sole and exclusive right, but not any obligation, at its expense, to prosecute, maintain and defend with respect to infringement of any Patent Controlled by Licensee that Covers the Licensed Products and is not a Joint Patent. As provided in Section 3.4(d), any amounts awarded or received by Licensee as lost profits or reasonable royalties (but not any other amounts awarded) as the result of any enforcement action shall be deemed Net Sales of Licensee.

(b) Joint Patents. Neither Party shall have any obligation to file or prosecute any Joint Patent. To the extent a Party wishes to prosecute a Joint Patent, the Parties will mutually agree upon which Party will have the first right to prosecute such Joint Patent, based on the contribution of each Party to such invention and each Party’s potential interest in products based upon such invention. If the Party having such first right does not wish to prosecute such Joint Patent, it shall inform the other Party promptly, but in any event no later than [***] after the Parties have agreed upon which Party had the first right to prosecute such Joint Patent. If the Party having such first right does not wish to prosecute such Joint Patent, the other Party may, upon written notice to such Party, prosecute such Joint Patent. The Party that prosecutes a Joint Patent pursuant to this Section 5.2(b) (the “prosecuting Party”) will solely bear its own internal costs for such prosecution and will solely bear the external costs for such prosecution (e.g., outside counsel, filing fees, etc.). Licensee will have the first right, but not the obligation, to prosecute infringement of any Joint Patents that is related to the Exclusively Licensed Know-How or a product competitive, or potentially competitive, with a Licensed Product; and Licensor will have the first right, but not the obligation, to prosecute infringement of any Joint Patents in all other cases. The Parties shall first confer and mutually agree regarding any such prosecution of infringement; provided, however, that Licensee shall have the right, without the consent of Licensor, to assert a Joint Patent against a Third Party in a defense of or counterclaim to any claim or assertion of infringement of a Patent or misappropriation of Know-How Controlled by such Third Party.

(c) Lapsed Patents. Licensor shall not take any action to revive and/or resume prosecution of the Lapsed Patents without the prior written consent of Licensee. Licensor shall not license, assign or otherwise transfer to any Third Party any of Licensor’s right, title or interest in and to the Lapsed Patents. Licensor shall not license, assign or otherwise transfer to any Affiliate of Licensor any of Licensor’s right, title or interest in and to the Lapsed Patents unless such Affiliate agrees in writing to all the obligations of Licensor with the respect to the Lapsed Patents as set forth herein.

5.3 Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for Licensee becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or misappropriation of Know-How Controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action. As between Licensor and Licensee, Licensee shall have the sole and exclusive right, but not the obligation, to take action to defend any such claim brought by a Third Party. Licensor will reasonably cooperate with Licensee, at Licensee’s sole cost and expense, in its defense of any such Third Party claim. Nothing in this Section 5.3 will be deemed to relieve either Party of its obligations under Article 7. All costs and expenses of the defense of any such claim shall be borne by Licensee, and as provided in Section 3.4(d), any amounts recovered by Licensee related to such claim that is for lost sales (including, without limitation, lost profits or reasonable royalties) (but not any other amounts recovered) shall be deemed Net Sales of Licensee.

5.4 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 5.2 and 5.3, the same principles governing control of the resolution of the dispute, consent to settlement of the dispute, and implementation of the settlement of the dispute (including allocating the payment or receipt of damages, license fees, royalties and other compensation) will apply.

5.5 Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which a Licensed Product containing a Compound is sold by such Party or its Related Parties.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party as follows:

(a) Corporate Existence and Power. Such Party is a company, corporation, or general partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate or partnership power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to transfer the rights granted under this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate or partnership power and authority and the legal right to enter into this Agreement and perform its obligations under this Agreement; (ii) it has taken all necessary corporate or partnership action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement, including all board of director approvals, qualifications, and consents required for share issuance as of the Effective Date; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a material breach of any other contract to which it is a party.

6.2 Licensor Representations. Licensor represents, warrants and covenants to Licensee as follows as of the Effective Date:

(a) Lapsed Patents; Third Party Agreements. To Licensor’s knowledge, without any investigation or independent inquiry, the Lapsed Patents constitute all of the Patents and abandoned patent applications or patents owned or Controlled by Licensor that Cover a Compound or any Licensed Product (assuming for this purpose that such Licensed Product does not contain any other ingredient other than a Compound), or their manufacture or use in the Field, there are no Third Party Agreements of Licensor granting rights in the Lapsed Patents to any Third Party, and none of the Licensed Intellectual Property is subject to any claim of Control by any Third Party

(b) Ownership. Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property, the Licensed Intellectual Property is free and clear of any material liens, charges and encumbrances, except for any purchase money security interest, liens for taxes, assessments or governmental or other similar charges or levies that are not yet due and payable or that, although due and payable, are being contested in good faith. To Licensor’s knowledge, without any investigation or independent inquiry, there are no Third Party Agreements pursuant to which Licensor obtained any rights or licenses in or to the Licensed Intellectual Property that would impose any obligations, including obligations relating to the payment of any milestones, royalties or other fees or charges, with respect to the Compounds or Licensed Products that may be researched, developed or commercialized by Licensee or its Related Parties in accordance with the terms of this Agreement. Licensor has no knowledge, without any investigation or independent inquiry, of any claim made against it challenging Licensor’s Control of the Licensed Intellectual Property or making any adverse claim of ownership of the Licensed Intellectual Property.

(c) Additional Agreements. To Licensor’s knowledge, without any investigation or independent inquiry, listed on Exhibit C are all sponsored research agreements, material transfer agreements, or similar agreements existing as of the Effective Date between Licensor and Third Parties pursuant to which Licensor has granted to any Third Party rights in any Compound, Licensed Products or Licensed Intellectual Property (other than any Non-Exclusively Licensed Know-How) or obtained from any Third Party any material rights and/or assumed any material obligations with respect to any Compound, Licensed Products or Licensed Intellectual Property (other than any Non-Exclusively Licensed Know-How) (the “Additional Agreements”). Prior to the Effective Date Licensor has disclosed and/or provided to Licensee true, complete and correct copies of all such Additional Agreements.

(d) Non-Infringement of Third Party Rights. To Licensor’s knowledge, without any investigation or independent inquiry, no claim of infringement of the Patents of any Third Party has been made against Licensor or any of its Affiliates, and Licensor has not received any cease and desist letter or other formal written notice of infringement, with respect to the development, manufacture, sale or use of Licensed Products. To Licensor’s knowledge, without any investigation or independent inquiry, there are no other claims, judgments or settlements against or owed by Licensor or to which Licensor is a party or pending, in each case relating to any Licensed Product. To Licensor’s knowledge, without any investigation or independent inquiry, neither Licensor nor any of its Affiliates or their respective current or former employees has misappropriated any of the Exclusively Licensed Know-How or Non- Exclusively Licensed Know-How from any Third Party, and Licensor has no knowledge, without any investigation or independent inquiry, of any claim by a Third Party that such misappropriation has occurred.

(e) Licensor Improvements. To Licensor’s knowledge, without any independent inquiry, there are no Licensor Improvements in existence as of the Effective Date.

6.3 Licensee Covenants and Representations.

(a) Licensee hereby covenants to Licensor that it shall notify Licensor promptly in writing of Licensee’s becoming aware of any drug-related serious adverse event that arises during the Term in connection with the administration of any Licensed Product. All such notices (and any information related thereto) will be considered Confidential Information of Licensee and will be maintained in confidence by Licensor.

(b) Licensee hereby covenants to Licensor that Licensee shall not sell any equity security senior in liquidation to the Common Stock prior to the earlier of (i) the closing of a Qualified Financing or (ii)the issuance to Licensor of shares of Series A Preferred Stock as contemplated in Section 3.3(b). Licensee shall notify Licensor promptly, but in no event fewer than [***] prior to the anticipated closing of a Qualified Financing (other than an IPO), and in no event fewer than [***] prior to the closing of a Qualified Financing that is an IPO.

(c) Licensee hereby covenants to Licensor that Licensee shall not close any Change of Control prior to the earlier of (i) the closing of a Qualified Financing or (ii) the issuance to Licensor of shares of Series A Preferred Stock on the same terms as is contemplated in Section 3.3(b).

(d) Licensee hereby covenants that it shall not use any physical inventory of Compounds received from Licensor hereunder in humans.

The covenants set forth in Sections 6.3(b) and 6.3(c) shall expire and be of no further force or effect from and after the closing of the first Change of Control of Praxis, as License hereunder, provided that Licensee has complied with such covenants prior to the fist Change of Control of Praxis.

(e) Capitalization Representation. Licensee represents and warrants to Licensor that, consistent with the capitalization table of Licensee attached as Exhibit D, the authorized capital of Licensee as of the Effective Date consists of : (I) [***] shares of Common Stock, [***] shares of which are issued and outstanding, and (II) [***] shares of preferred stock, all of which shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding. Licensor further represents and warrants to Licensor that all of the issued and outstanding shares of capital stock have been duly authorized, are fully paid and nonasessable and were issued in compliance with all applicable federal and state securities laws. Licensee has reserved [***] shares of Common Stock for issuance pursuant to equity incentive plans, of which [***] shares are subject to outstanding options, [***] shares remain available for issuance and [***] shares have been issued subject to restricted stock agreements.

6.4 Obligations with respect to Third Party Agreements. Licensor shall, upon written request of Licensee, assign to Licensee such of the Additional Agreements as may be requested by Licensee, subject to the terms and conditions of such Additional Agreements. Licensor is solely liable for any payment obligations (including license fees, milestones or royalties) under any Additional Agreements prior to such assignment.

6.5 No Other Representations. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by Licensee. Licensee will defend, hold harmless, and indemnify (collectively, “Indemnify”) Licensor and its Affiliates and their respective agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all liabilities, expenses, and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent arising from or related to (a) a breach of any representation, warranty, covenant or other obligation of Licensee set forth in this Agreement, or (b) the research, development, manufacture or commercialization of Licensed Products by Licensee or its Related Parties, except, in each case, to the extent such Losses arises from or is related to (A) any act or omission of any Licensor Indemnitee or any Third Party acting on behalf of a Licensor Indemnitee with respect to a Compound, or any product containing a Compound, prior to the Effective Date, (B) a breach of any representation, warranty, covenant or other obligation of Licensor set forth in this Agreement or (C) the gross negligence or willful misconduct of a Licensor Indemnitee.

7.2 Procedure. To be eligible to be indemnified under Section 7.1, as applicable, Licensor will provide Licensee with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the Licensor) or settle any such claim; provided, however, that Licensee will not enter into any settlement for damages other than monetary damages without Licensor’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Licensor has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by Licensee. Licensor reserves the right to claim indemnity from Licensee accordance with Section 7.1 upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.2 requiring Licensor to tender to Licensee the exclusive ability to defend such claim or suit.

7.3 Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8. NOTHING IN THIS SECTION 7.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

7.4 Insurance. Licensee will maintain insurance during the Term of this Agreement and for a period of at least two (2) years thereafter with a reputable, solvent insurer (carrier rating of AM Best A- VII (or equivalent or better) in at least the following amounts: (a) product liability insurance with limits of liability not less than [***]; and (b) clinical trial liability insurance with limits of liability not less than [***]. Licensee will provide Licensor with evidence of the existence and maintenance of such insurance coverage. Notwithstanding the foregoing to the contrary, after the first Change of Control of Praxis, as Licensee hereunder, Licensee shall not be required to maintain such insurance if it maintains a reasonable and customary program of self-insurance that covers the liabilities and risks described in the foregoing clauses (a) and (b).

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1 Confidential Information. Each Party agrees (a) to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any Third Party without the prior written consent of such other Party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations will not apply to Confidential Information that (i) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving Party, (iii) is received by the receiving Party without obligation of confidentiality from a Third Party with a right to such information, or (iv) is developed independently by the receiving Party without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information. Furthermore, a Party may disclose Confidential Information of the other Party to (x) its Affiliates, and to its and their directors, employees, consultants, agents, and insurers, in each case who have a specific need to know such Confidential Information and who are bound by obligations of confidentiality and restriction on use no less stringent than those set forth herein, (y) any bona fide actual or prospective collaborators, licensees, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, licensees, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, licensing from, underwriting or making an investment in, or otherwise providing financing to, the receiving Party, and (z) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit Regulatory Filings. Moreover, Licensee may disclose Confidential Information of Licensor relating to the research, development or commercialization of Licensed Products to entities with whom Licensee has (or may have) a license, collaboration agreement, marketing agreement, development agreement and/or commercialization agreement and who have a need to know such Confidential Information and who are bound by obligations of confidentiality and restrictions on use no less stringent than those set forth herein. The obligations of this Section 8.1 shall survive for [***] after the Term.

8.2 Publicity. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others and, therefore, that either Party has the right to make announcements of events or developments with respect to this Agreement that are material to such Party. Each Party agrees that any such announcement will not contain Confidential Information of the other Party or, if disclosure of such Confidential Information is required by law or regulation or the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Each Party agrees to provide the other Party with a copy of any such public announcement as soon as reasonably practicable prior to its scheduled release. Except in the case of extraordinary circumstances, each Party will provide the other with an advance copy of any such public announcement at least [***] prior to its scheduled release. Each Party has the right to expeditiously review and recommend changes to any such public announcement regarding this Agreement, provided that such right of review and recommendation will only apply for the first time that specific information is disclosed and will not apply to the subsequent disclosure of substantially similar information that has been previously disclosed.

8.3 Publications. Licensee may publish or present the results of research and development of Licensed Product(s), without restriction or any prior review or approval by Licensor, provided that Licensee notifies Licensor of such publication or presentation [***] in advance of such publication or presentation if such publication or presentation contains any Confidential Information of Licensor.

8.4 Prior Confidentiality Agreement. This Article 8 supersedes the prior letter agreement between the Parties regarding the Prior Confidentiality Agreement, with respect to disclosures of or discussions regarding Confidential Information taking place after the Effective Date.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement will become effective on the Effective Date and unless earlier terminated pursuant to this Article 9, will remain in effect until the expiration of the last-to-expire Royalty Term for a Licensed Product (the “Term”). Thereafter, the rights granted under Article 2 will become fully-paid, perpetual and irrevocable.

9.2 Elective Termination.

(a) Licensee has, at any time, the right to terminate this Agreement at will in its entirety upon [***] prior written notice to Licensor, if such notice is given prior to the Qualified Financing Date, or upon [***] prior written notice to Licensor, if such notice is given on or after the Qualified Financing Date. Notwithstanding the foregoing, any such notice of termination of this Agreement shall (i) result in Licensor being able to exercise its right to purchase Series A Preferred Stock pursuant to Section 3.3(b) even if the Qualified Financing Date has not occurred, and (ii) not in any way prevent Licensor from exercising or receiving any of its rights under Sections 3.3(a), 3.3(b), 3.3(c) or 3.3(d) prior to the effective date of any such termination, and Licensor shall carry out the provisions of this Agreement in order to protect the exercise of any rights of Licensor hereunder. If Licensee is terminating this Agreement pursuant to this Section 9.2(a) on account of a Safety Determination, the applicable notice of termination shall explicitly state that such termination is on account of a Safety Determination.

(b) Licensor has, at any time, the right to terminate this Agreement at will upon [***] notice, provided however, that in the event of such termination, Licensee’s license rights granted under Article 2 shall survive such termination, and such rights shall become fully-paid, perpetual and irrevocable.

(c) In the event that a Qualified Financing has not occurred on or before the Qualified Financing Date, Licensor has the right to terminate this Agreement in its entirety, upon [***] prior written notice to Licensee, at any time prior to the earlier of (i) the expiration of [***] after the Qualified Financing Date and (ii) the exercise by Licensor of its right to purchase Series A Preferred Stock or Series B Preferred Stock in accordance with Section 3.3(b) or Section 3.3(c); provided, however, that such termination shall not be effective if prior to the effectiveness of such termination, a Qualified Financing occurs or Licensor’s rights to purchase shares of Series A Preferred Stock and Series B Preferred Stock in accordance with Sections 3.3(b) and 3.3(c) expire.

9.3 Termination for Breach. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party will have (a) [***] to cure such breach to the extent involving non-payment of amounts due under Article 3; and (b) [***] to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [***] period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, but in any event within a timeframe that is not longer than [***]. Following delivery of such a plan, the Notified Party will carry out the plan and cure the breach. If the Notified Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party. If there is a good faith dispute as to the existence or cure of a breach or default pursuant to this Section 9.3, all applicable cure periods will be tolled during the existence of such good faith dispute and no termination for a breach that is disputed in good faith will become effective until such dispute is resolved. The Parties agree that, if Licensee fails to undertake development activities with respect to a Licensed Product for a period of [***] or longer, then such failure shall be a material breach permitting Licensor to terminate the Agreement subject to the notice requirement and cure period of this Section 9.3, even if Licensee has not during such time failed to comply with Section 4.4 hereof; provided, however, that the rights and obligations set forth in this sentence shall terminate and be of no further force or effect immediately upon the closing of the first Change of Control of Praxis, as Licensee hereunder.

9.4 Termination for Bankruptcy.

(a) This Agreement may be terminated by Licensor upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Licensee; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if Licensee consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [***] after the filing of such bankruptcy or receivership.

(b) All licenses and rights to licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Licensee, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, Licensee will be entitled to a complete duplicate of, or complete access to (as Licensee deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to Licensee (i) upon any such commencement of a bankruptcy proceeding and upon written request by Licensee, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor and upon written request by the Licensee. Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Licensee or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Licensee and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for Licensee to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Licensee may have arising under the Bankruptcy Code or other applicable law.

9.5 Consequences of Termination.

(a) Upon any termination of this Agreement under Sections 9.2, 9.3 or 9.4, all rights and obligations of the Parties shall terminate except as provided in Sections 9.2(b), 9.5(b) and 9.6.

(b) In the event that the license granted to Licensee under this Agreement is terminated, any granted sublicenses will remain in full force and effect; provided that the Sublicensee is not then in breach of its sublicense agreement and the Sublicensee agrees to be bound to Licensor as a licensor under the terms and conditions of the sublicense agreement. Licensor will enter into appropriate agreements or amendments to the sublicense agreement to substitute itself for Licensee as the licensor under such agreement, provided that Licensor shall not be obligated to take on any obligations of Licensee under such agreement that are greater in scope or duration to those obligations set forth in this Agreement.

(c) Upon any termination of this Agreement by Licensee under Section 9.2(a) or by Licensor under Section 9.2(c), 9.3 or 9.4, Licensee shall, at Licensor’s election, promptly transfer to Licensor all Regulatory Filings related to the Licensed Products, all non-clinical and clinical data related to the Licensed Products and all inventories of Licensed Products (to be provided at Licensee’s cost of such inventories), in each case, and that is in the possession or Control of Licensee or its Affiliates. The provisions of this Section 9.5(c) shall terminate and be of no further force or effect immediately upon the closing of the first Change of Control of Praxis, as Licensee hereunder.

9.6 Survival. The following provisions will survive any expiration or termination of this Agreement for the period of time specified in such provision, or if not specified, then they will survive indefinitely: Articles 1, 2 (solely in the case of expiration in accordance with Section 9.1 or termination by Licensor pursuant to Section 9.2(b)), 7, 8, 9, 10 and 11, and Sections 3.5 (solely for so long as required to make a final report of Net Sales of Licensed Products that occur prior to expiration or termination and to make any final payments hereunder as a result thereof), 3.3(d) (solely as to Licensee’s rights to receive Anti-Dilution Shares upon any issuance and sale of Series B Preferred Stock at or after the Next Financing), 3.6, 3.7, 3.8, 3.9, 5.1, 5.3, and 5.4. Termination of this Agreement will not relieve the Parties of any liability which accrued under this Agreement prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have under this Agreement or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 9 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Dispute Resolution. If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement (each a “Dispute”), either Party may, by written notice to the other, have such Dispute referred to senior executive officers designated by each Party, or their respective designees for attempted resolution by good faith negotiations within [***] after such notice is received. In such event, the Parties shall cause their respective officers or their designees to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement shall be prepared and signed by both Parties at either Party’s request. If the Parties are unable to resolve any Dispute, either Party may submit the matter for resolution pursuant to Section 10.2.

10.2 Arbitration.

(a) If any Dispute has not been resolved pursuant to the provisions of Section 10.1, then the Parties shall settle the Dispute by binding arbitration administered by JAMS, Inc., the alternative dispute resolution company formerly known as Judicial Arbitration and Mediation Services, Inc., pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof; provided, however, and notwithstanding anything to the contrary, that any Dispute concerning ownership or assignment of intellectual property rights, or the infringement, validity or enforceability of any Patent Right shall be heard exclusively by a federal court of competent jurisdiction in accordance with Section 11.2 and no finding, opinion or judgment by any arbitrator with respect to such matters shall be enforceable or have any legal effect as between the Parties.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the business of biopharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the biopharmaceutical industry. If the issues in dispute involve patent matters, but subject to the proviso in Section 10.2(a), then at least two (2) of the arbitrators shall be licensed patent attorneys. Within thirty (30) days after a Party demands arbitration, each Party shall select one person to act as arbitrator, and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days after their own appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be appointed in accordance with the JAMS Rules. The location of arbitration shall be New York, New York. All proceedings and communications as part of the arbitration shall be in English. Following selection of the third arbitrator, the arbitrators shall complete the arbitration proceedings and render an award pursuant to a written decision within six (6) months after the last arbitrator is appointed.

(c) Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees for arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(d) The decision of the arbitrators shall be the sole, exclusive and binding remedy between the Parties regarding the determination of all Disputes presented. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in US Dollars, free of any tax or other deduction. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right at any time to seek injunctive or other forms of equitable relief from any court of competent jurisdiction.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached to and incorporated into this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, other than the Prior Confidentiality Agreement which shall continue in full force and effect with respect to disclosures of the Parties prior to the Effective Date. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the state of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law); provided that matters of intellectual property law will be determined in accordance with the United States federal law. The Parties hereby submit to the jurisdiction of the state and federal courts located in New Castle County, Delaware, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

11.3 Specific Performance. Subject to Article 10 and Section 11.2, in addition to any and all other remedies that may be available at law in the event of breach of this Agreement, the non-breaching Party shall be entitled to specific performance of the agreements and obligations of the breaching Party hereunder and to such injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

11.4 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

11.5 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

For Licensee:	Praxis Precision Medicines, Inc.
101 Main Street, Suite 1210
Cambridge, MA 02142
Attention: Chief Executive Officer

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn: Richard Hoffman

For Licensor:	Purdue Neuroscience Company
One Stamford Forum
201 Tresser Boulevard
Stamford, Connecticut 06901-3431
Attention: Paul Medeiros and Don Kyle

With copies to:	Purdue Pharma L.P.
One Stamford Forum
201 Tresser Boulevard
Stamford, Connecticut 06901-3431
Attention: General Counsel

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019-6022
Attention: Stuart D. Baker

11.6 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

11.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, except that, subject to Section 11.8, a Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations under this Agreement will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.7 will be null and void.

11.8 Performance by Affiliates. Each of Licensor and Licensee acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate, each Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent with this Agreement. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities will not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act in breach of its terms.

11.9 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as creating a partnership for tax purposes or as an authorization for either Party to act as the agent for the other Party.

11.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

11.12 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.14 Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders. The word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; the word “and” is used in the conjunctive sense. The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any applicable laws will be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits and Schedules to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.

11.15 No Strict Construction. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

11.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this Agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

[Signature page follows]

In Witness Whereof the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Praxis precision medicines, inc.		PURDUE NEUROSCIENCE COMPANY by its general partner, Purdue Pharma L.P. by its general partner, Purdue Pharma Inc.

By:	/s/ Kiran Reddy	By:	/s/ Edward B. Mahony
Name: Kiran Reddy		Name: Edward B. Mahony
Title: President & CEO		Title: EVP
Date: 12/31/17		Date: 12/31/17

Exhibit A

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Exhibit B

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Exhibit C

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Exhibit D

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Schedule 1.80

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Schedule 1.81

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